Exhiit 99.1



          Metris Announces Three-Year $300 Million Term Loan Agreement

MINNETONKA, Minn. (May 6, 2004) - Metris Companies Inc. (NYSE:MXT) announced today that the Company has entered into a new credit facility to provide for a three-year $300 million secured term loan with a group of institutional investors.

The Company previously paid off its term loan facility that was due in June 2004 and will use the proceeds from this transaction to pay off its 10 percent Senior Notes due in November 2004. The balance of the net proceeds will be used for general corporate purposes.

The $300 million secured term loan will carry an annual interest rate of one-month LIBOR + 9.5 percent. Goldman, Sachs & Co., Banc of America Securities LLC and Deutsche Bank Securities were joint lead arrangers and RBC Capital Markets was the co-manager for the term loan.

The Company has elected to proceed with the $300 million secured term loan instead of its previously announced $250 million senior secured notes offering.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, our high liquidity requirement and our need to enter into financing transactions on a regular basis; the risk of reduced funding availability and increased funding costs; the higher delinquency and charge-off rates of our targeted middle-market consumers as compared to higher income consumers; the risk that certain events could result in early amortization (required repayment) of the securities issued by the Metris Master Trust; the risk that the recent improvement in our delinquency and charge-off rates may not continue; the risk that Direct Merchants Bank's regulators could impose additional restrictions that could negatively impact our operations or financial condition, including further restrictions or limitations relating to Direct Merchants Bank's minimum capital and credit loss reserves requirements and its ability to pay distributions to us; risks associated with Direct Merchants Bank's ability to operate in accordance with its regulatory restrictions, including those in its modified operating agreement with the OCC; the risk that we could be required to provide support to Direct Merchants Bank; risks associated with fluctuations in the value of and income earned from our retained interests in securitizations; interest rate risk, including the risk of adverse changes in the interest rates on the funds we borrow and the amounts we loan to our credit card customers; risks associated with the intense competition we face; the effect of laws and regulations that apply to us, or adverse changes in those laws or regulations, including, among others, laws and regulations that limit the fees and charges that we are allowed to impose, regulate our practices for collection and sharing of non-public customer information, govern the sale and terms of products and services we offer and require that we obtain and maintain licenses and qualifications; the risk that we may be adversely affected by litigation involving us, by our ongoing SEC and OCC investigations or by the Internal Revenue Service's examination of our treatment of certain credit card fees as original issue discount; the effects of our previous restatements of our financial results; the outcome of antitrust litigation involving MasterCard and Visa and other industry-wide risks including, among others, the risk of fraud by cardholders and third parties and the risk of decreased consumer acceptance of credit card products; and general economic conditions that can have a negative impact on the performance of credit card loans and the marketing of our credit protection, insurance and other products. For further information on risk factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.


Scott Fjellman                         Mark Van Ert
Senior Vice President                  Senior Vice President
Treasurer                              Investor/Media Relations
Phone: 952.358.4508                    Phone: 952.525.5092
Fax: 952.593.4733                      Fax: 952.417.5613